U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940.

____ Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.   Name and Address of Reporting Person         Rick Tuberosa
                                                  6507 King Palm Way
                                                  Apollo Beach, FL  33572

2.   Issuer Name and Ticker or Trading Symbol     Network Systems International,
                                                  Inc. (NESI)

3.   IRS Number of Reporting Person, if an
     Entity (Voluntary)                           ###-##-####

4.   Statement for Month, Year                    August, 1999

5.   If Amendment, Date of Original               N/A

6.   Relationship of Reporting Person to Issuer   Director
          (Check all applicable)

7.  Individual or Joint/Group Filing              _x_Form filed by one
                                                     Reporting Person
          (Check Applicable Line)                 __ Form filed by more than
                                                     one Reporting Person

Table I - Non Derivative Securities Acquired, Disposed of, or Beneficially Owned

A.

1.   Title of Security                               Common Stock

2.   Transaction Date    (Month/Day/Year)            August, 1999

3.   Transaction Code (Instr. 8)                     Code: P

4.   Securities Acquired (A) or Disposed of (D)      Amount: 100 shares
                                                     (A) or (D) A
                                                     Price:  $4.25
5.   Amount of Securities Beneficially
     Owned at End of Month                           118,229

6.   Ownership form:
     Direct (D) or Indirect (I)                      (I) 118,229

7.   Nature of Indirect                       Mr. Tuberosa is owner - operator
     Beneficial Ownership                     and majority shareholder of Palm
                                              State Equities, Inc. and
                                              holds the stock as
                                              beneficial owner of such
                                              shares, including shares
                                              held indirectly by Mr.
                                              Tuberosa's wife

B.

1.   Title of Security                          Common Stock

2.   Transaction Date (Month/Day/Year)          August, 1999

3.   Transaction Code (Instr. 8)                Code: A

4.   Securities Acquired (A) or Disposed
     of                                        (D) Amount: 2,500 shares
                                               (A) or (D) A
                                               Price:  $5.00
5.   Amount of Securities Beneficially
     Owned at End of Month                     120,729

6.   Ownership form:                           (D) 2,500
     Direct (D) or Indirect (I)                (I) 118,229


Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security               N/A

2.  Conversion or Exercise Price of Derivative Security

3.  Transaction Date (Month/Day/Year)

4.   Transaction Code                        Code:
                                             V:

5.   Number of Derivative Securities Acquired (A)
     Or Disposed of (D)

6.   Date Exercisable and Expiration Date              Date Exercisable:
     (Month/Day/Year)                                  Expiration Date:

7.   Title and Amount of Underlying Securities         Title:
                                                       Amount of Number of
                                                       Shares:
8.  Price of Derivative Security

9.   Number of Derivative Securities Beneficially
     Owned at End of Month

10.  Ownership form of Derivative Security:  Direct (D)
     Or Indirect (I)

11.  Nature of Indirect Beneficial Ownership

Signature of Reporting Person

/s/ Rick Tuberosa

Rick Tuberosa

Date:  September 10, 1999